PITNEY, HARDIN, KIPP & SZUCH
                                  P.O. Box 1945
                        Morristown, New Jersey 07962-1945


                                                                 August 14, 1998


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, New Jersey 07430


Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") by HUBCO, Inc. (the "Company") relating to 426,050 shares of the Company's Common Stock, no par value (the "Securities") to be offered pursuant to the Company's 1986 stock Option and Incentive Plan, 1986 Stock Option Plan, 1986 Stock Option Plan for Outside Directors, 1996 Stock Option and Incentive Plan, 1996 Stock Option Plan for Outside Directors, Non-Qualified Stock Option Agreement for William J. Farrell, Non-Qualified Stock Option Agreement for
M. Joseph Canavan, Non-Qualified Stock Option Agreement for Ralph D. Lukens (formerly plans and agreements of Dime Financial Corporation) (collectively referred to as the "Plans").

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (including the Prospectus which is not filed herewith) and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,


                                          PITNEY, HARDIN, KIPP & SZUCH